EXHIBIT 99.6

American Eagle Outfitters, Inc.
February 2006
Recorded Sales Commentary Transcript dated March 1, 2006

Good morning. Welcome to the American Eagle Outfitters February 2006 Sales Commentary. I am Joan Hilson, Senior Vice President of Finance. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in the Management's Discussion and Analysis sections of our quarterly and annual reports filed with the SEC.

We kicked off 2006 with a positive response to our spring assortments. February sales was slightly above our expectations. Total sales of $143.1 million increased 12% compared to $127.7 million last year. We achieved a comparable store sales increase of 6%, on top of a 32% comp last year.

Sell-throughs on our initial spring line were favorable, and on February 21st, we introduced a strong follow-on line, featuring new key items, seasonal updates and a focus on spring-break. Our next spring update will arrive in stores on March 29th.

Looking at our results by division, our women's business achieved a positive mid single-digit comp and men's increased in the high single digits. The best performing spring categories included men's and women's knit tops -- which continues to be a key area of focus to build dominance in the market for our brand. Also men's and women's shorts and jeans performed well. We also continue to see growth in intimates, which strengthens our confidence in our new aerie sub-brand.

Turning now to the components of February sales, trends were generally quite positive.

Transactions per store were up in the low single-digits, generated by a stronger conversion on a slight increase in traffic. A mid single-digit increase in units per transaction and a slight increase in our average unit retail price resulted in a mid single-digit increase in the average transaction value; and strong sell-throughs were demonstrated by a high single digit increase in units sold per store.

Ae.com continued to show strong results, achieving a 50% increase in sales during February.

Our positive comp performance by week compares to comp increases last year as follows:

  Week one of low single-digit, compared to mid-forty;
  Week two of low single-digit, compared to low-twenty;
  Week three of high single-digit, compared to high-twenty; and
  Week four of low double-digit, compared to high-thirty last year.

All geographic regions comped positively in February as follows:

  The Northeast and Southwest achieved a high single-digit comp;
  The Southeast, Mid-Atlantic and West regions rose in the mid single-digits;
  The Mid-West was positive low single-digits; and
  Our Canadian stores performed at a high single-digit comp.

At this time we expect first quarter earnings to be in the range of $0.36 to $0.38, compared to $0.35 last year. Guidance in 2006 includes the expensing of stock options. The first quarter guidance includes stock option expense of approximately $0.02 per share. For the year, we expect stock option expense to be roughly $0.04-$0.05 per share.

Thank you for your interest in American Eagle and please note that in a separate press release issued this morning, we announced our fourth quarter financial results. We will hold a conference call to discuss the results at 9:00 a.m. Eastern Time this morning. To listen to the call please dial (877) 601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.